Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE PROVIDES UPDATE
ON ACQUISITION OF AFTER HOURS FORMALWEAR
HOUSTON — JANUARY 31, 2007 — Men’s Wearhouse (NYSE: MW) today provided an update on its acquisition of Federated Department Stores’ 507-store After Hours Formalwear business, which includes Mr. Tux stores in New England. As announced on November 17, 2006, the purchase price is estimated to be approximately $100.0 million subject to certain adjustments and closing is subject to the customary regulatory approvals. The Federal Trade Commission has made a second request for documentation during the Hart-Scott-Rodino Act approval process. Based on this request, both Federated and Men’s Wearhouse expect the transaction will be completed during the first half of 2007.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 752 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including actions by governmental entities, unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the company’s annual report on Form 10-K for the year ended January 28, 2006 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600